Exhibit 23.1

Consent of Independent Registered Certified Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated March 18, 2011 (except Notes 22, 23, and 24, as to which the date is August 18, 2011) in the Registration Statement (Form S-4) and related Prospectus of Syniverse Holdings, Inc. for the registration of $475,000,000 of 9.125% Senior Notes due 2019.

/s/ Ernst & Young LLP

Tampa, Florida

August 18, 2011